Exhibit 23.2




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ClubCorp, Inc.:

We consent to incorporation by reference in the Post-Effective Amendment No. 2 to Form S-8 (No. 33-96568) of ClubCorp, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of ClubCorp, Inc. and subsidiaries as of December 29, 1998 and December 28, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 1999, and the related financial statement schedule, which report appears in the December 28, 1999, annual report on Form 10-K of ClubCorp, Inc.


                                             KPMG LLP


Dallas, Texas
December 22, 2000